As filed with the Securities and Exchange Commission on March 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MERU NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0049840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

894 Ross Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

Meru Networks, Inc. 2010 Stock Incentive Plan

Meru Networks, Inc. 2010 Employee Stock Purchase Plan

Inducement Stock Option Plan and Agreement

Service-Based Restricted Stock Unit Plan and Agreement

Performance-Based Restricted Stock Unit Plan and Agreement

(Full title of the plans)

Brett White

Chief Financial Officer

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, CA 94089

(408) 215-5300

(Name, address and telephone

number of agent for service)

Copies to:

Richard Mosher Vice President and General Counsel Meru Networks, Inc. 894 Ross Drive Sunnyvale, CA 94089	David A. Bell, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer		☒	Accelerated filer

☐	Non-accelerated filer	(Do not check if smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0005 per share	706,982 (2)	$4.66 (7)	$3,294,536.12 (7)	$377.55
Common Stock, par value $0.0005 per share	176,746 (3)	$3.96 (8)	$699,914.16 (8)	$80.21
Common Stock, par value $0.0005 per share	600,000 (4)	$4.62 (9)	$2,722,000.00 (9)	$317.67
Common Stock, par value $0.0005 per share	50,000 (5)	$4.66 (7)	$233,000.00 (7)	$26.70
Common Stock, par value $0.0005 per share	50,000 (6)	$4.66 (7)	$233,000.00 (7)	$26.70
Total	1,583,728		$7,232,450.28	$828.83

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that may be issuable under the Meru Networks, Inc. 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”), the Meru Networks, Inc. 2010 Employee Stock Purchase Plan (the “2010 Employee Stock Purchase Plan”), the Bastani Stock Inducement (as defined below), the Bastani Service-Based RSU Inducement (as defined below), and the Bastani Performance-Based RSU Inducement (as defined below), and/or by reason of with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents an automatic increase in the number of shares available for issuance under the 2010 Stock Incentive Plan equal to 4% of 17,674,552 shares, the total outstanding shares of the Registrant as of December 31, 2011. This automatic increase was effective as of January 1, 2012.
(3)	Represents an automatic increase in the number of shares available for issuance under the 2010 Employee Stock Purchase Plan equal to 1% of 17,674,552 shares, the total outstanding shares of the Registrant as of January 1, 2012. This automatic increase was effective as of January 1, 2012.
(4)	Represents common shares reserved for issuance upon the exercise of the option under the Inducement Stock Option Plan and Agreement (the “Bastani Stock Inducement”) for Bami Bastani, President and CEO of the registrant as an employment inducement award in connection with the commencement of his employment with the registrant.
(5)	Represents common shares available for issuance upon vesting of restricted stock units under the Service-Based Restricted Stock Unit Plan and Agreement (the “Bastani Service-Based RSU Inducement”) for Dr. Bastani as an employment inducement award in connection with the commencement of his employment with the registrant.
(6)	Represents common shares available for issuance upon vesting of restricted stock units under the Performance-Based Restricted Stock Unit Plan and Agreement (the “Bastani Performance-Based RSU Inducement”) for Dr. Bastani as an employment inducement award in connection with the commencement of his employment with the registrant.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported by The NASDAQ Global Market on March 19, 2012.
(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon 85% of the average of the high and low sales prices of the Registrant’s Common Stock as reported by The NASDAQ Global Market on March 19, 2012. Pursuant to the 2010 Employee Stock Purchase Plan, the purchase price of a share is 85% of the fair market value of the Registrant’s Common Stock.
(9)	Calculated pursuant to Rule 457(h) of the Securities Act based upon the $4.62 per share exercise price for the Bastani Stock Inducement in connection with the commencement of his employment with the registrant.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) an additional 706,982 shares under the Registrant’s 2010 Stock Incentive Plan, (ii) 176,746 shares under its 2010 Employee Stock Purchase Plan pursuant to the provisions of those plans providing for an automatic increase in the number of shares reserved for issuance under such plans, (iii) 600,000 shares for future issuance upon exercise of the Bastani Stock Inducement, (iv) 50,000 shares available for issuance upon vesting of the Bastani RSU Service-Based Inducement, and (v) 50,000 shares available for issuance upon vesting of the Bastani RSU Performance-Based Inducement. This Registration Statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 filed with the Commission on March 31, 2010 (Registration No. 333-165827), August 6, 2010 (Registration No. 333-168631) and on March 11, 2011 (Registration No. 333-172794).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Meru Networks, Inc. with the Securities and Exchange Commission:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 15, 2012.

(b) Our current reports on Form 8-K, as filed with the SEC on February 1, 2012 and March 2, 2012.

(c) The description of our capital stock contained in our Registration Statement on Form 8-A, filed on March 12, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 8.	Exhibits.

Exhibit No.	Description

4.01	Amended and Restated Certificate of Incorporation of Registrant, and amendments thereto (incorporated herein by reference to Exhibit 3.1(b) to Amendment No. 4 to Registrant’s Form S-1 filed with the Commission on March 12, 2010 (Registration No. 333-163859)).

4.02	Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.2(b) to Amendment No. 4 to Registrant’s Form S-1 filed with the Commission on March 12, 2010 (Registration No. 333-163859)).

4.03	2010 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 99.1 of Registrant’s Form S-8 filed with the Commission on March 31, 2010 (Registration No. 333-165827)).

4.04	2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 99.1 of Registrant’s Form 8-K filed with the Commission on June 10, 2011 (Registration No. 001-34659)).

4.05	Forms of (a) Notice of Stock Option Grant, (b) Stock Option Agreement, (c) Notice of Cash Exercise of Stock Option, (d) Notice of Stock Unit Award, (e) Stock Unit Agreement, (f) Notice of Restricted Stock Award, and (g) Restricted Stock Agreement (each incorporated herein by reference to Exhibit 99.1 of Registrant’s Form S-8 filed with the Commission on August 6, 2010 (Registration No. 333-168631)) under the 2010 Stock Incentive Plan.

4.06	Inducement Stock Option Plan and Agreement.

4.07	Service-Based Restricted Stock Unit Plan and Agreement.

4.08	Performance-Based Restricted Stock unit Plan and Agreement.

5.01	Opinion of Fenwick & West LLP.

23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.01).

24.1	Power of Attorney (see page 5).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on the 21st day of March 2012.

MERU NETWORKS, INC.

By	/s/ BRETT WHITE
Brett White
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bami Bastani and Brett White and each of them acting individually, as his true and lawful attorney-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ BAMI BASTANI	President, Chief Executive Officer (Principal Executive Officer) and Director	March 21, 2012
Bami Bastani

/S/ BRETT WHITE	Chief Financial Officer (Principal Financial and Accounting Officer)	March 21, 2012
Brett White

/S/ HAROLD COPPERMAN	Director	March 21, 2012
Harold Copperman

/s/ Chuck Kissner	Director	March 21, 2012
Chuck Kissner

/s/ Stanley Meresman	Director	March 21, 2012
Stanley Meresman

/S/ NICHOLAS MITSAKOS	Director	March 21, 2012
Nicholas Mitsakos

/S/ BARRY NEWMAN	Director	March 21, 2012
Barry Newman

/S/ WILLIAM QUIGLEY	Director	March 21, 2012
William Quigley
Vaduvur Bharghavan

INDEX TO EXHIBITS

Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Provided Herewith

4.01	Amended and Restated Certificate of Incorporation of Registrant, and amendments thereto.	S-1/A	333-163859	3.1(b)	March 12, 2010

4.02	Amended and Restated Bylaws of Registrant.	S-1/A	333-163859	3.2(b)	March 12, 2010

4.03	2010 Employee Stock Purchase Plan	S-8	333-165827	99.1	March 31, 2010

4.04	Meru Networks, Inc. 2010 Stock Incentive Plan.	8-K	001-34659	99.1	June 10, 2011

4.05	Forms of (a) Notice of Stock Option Grant, (b) Stock Option Agreement, (c) Notice of Cash Exercise of Stock Option, (d) Notice of Stock Unit Award, (e) Stock Unit Agreement, (f) Notice of Restricted Stock Award, and (g) Restricted Stock Agreement for 2010 Stock Incentive Plan.	S-8	333-168631	99.1	August 6, 2010

4.06	Inducement Stock Option Plan and Agreement					X

4.07	Service-Based Restricted Stock Unit Plan and Agreement					X

4.08	Performance-Based Restricted Stock unit Plan and Agreement					X

5.01	Opinion of Fenwick & West LLP.					X

23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (see page 5).					X